[Letterhead of Brightman Almagor Zohar & Co.]

EXHIBIT 16.2

October 29, 2013

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F. Street, NE
Washington, DC 20549

RE: Defense Industries Limited Inc.

Ladies and Gentlemen:

We have read the statements of Defense Industries Limited Inc. pertaining to our Firm included under Item 4.01(b) of Form 8-K dated October 29, 2013 and agree with such statements as they pertain to our Firm. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Very truly yours,

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants,
A member firm of Deloitte Touche Tohmatsu Limited